Exhibit 12


                      PP&L, INC. AND SUBSIDIARIES, CONSOLIDATED
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (MILLIONS OF DOLLARS)


                                               1997  1996    1995    1994  1993
                                               ----  ----    ----    ----  ----
      Fixed charges, as defined:
        Interest on long-term debt  . . . .    $195  $207    $213    $214  $226
        Interest on short-term debt and
         other interest . . . . . . . . . .      17    11      18      18    13
        Amortization of debt discount,
         expense and premium--net . . . . .       2     2       2       2     2
        Interest on capital lease
         obligations
           Charged to expense . . . . . . .       9    13      15      12     9
           Capitalized  . . . . . . . . . .       2     2       2       1     1
        Estimated interest component
         of operating rentals . . . . . . .      15     8       8       6     5
        Proportionate share of fixed
         charges of 50-percent-or-less            1     1       1       1     1
         owned persons  . . . . . . . . . .    ----  ----    ----    ----  ----
           Total fixed charges  . . . . . .    $241  $244    $259    $254  $257
                                               ====  ====    ====    ====  ====
      Earnings, as defined:
        Net income  . . . . . . . . . . . .    $348  $357    $352    $243  $348
        Less undistributed income of              -     -       -       -     -
         less than 50-percent-owned persons    ----  ----    ----    ----  ----
                                                348   357     352     243   348
        Add (Deduct):
         Federal income taxes . . . . . . .     169   189     195     199   163
         State income taxes . . . . . . . .      59    64      62      77    64
         Deferred income taxes  . . . . . .      29    10      15    (45)    22
         Investment tax credit -- net . . .    (10)  (10)    (11)    (12)  (14)
         Income taxes on other income
          and deductions -- net . . . . . .       1   (2)      26    (38)   (1)
         Amortization of capitalized
          interest on capital leases  . . .       2     4       6       9    12
         Total fixed charges as above
          (excluding capitalized interest       239   243     257     253   256
          on capital lease obligations) . .    ----  ----    ----    ----  ----
           Total earnings . . . . . . . . .    $837  $855    $902    $686  $850
                                               ====  ====    ====    ====  ====
      Ratio of earnings to fixed               3.47  3.50    3.48    2.70  3.31
       charges  . . . . . . . . . . . . . .    ====  ====    ====    ====  ====